EXHIBIT 23(a)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Fahnestock Viner Holdings Inc. (the "Company") relating to Class A non-voting shares of the Company issuable to the Fahnestock & Co. Inc. 401(k) Plan of our report dated February 21, 2002 which appears in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

/s/ PricewaterhouseCoopers LLP

New York, New York
December 13, 2002